Exhibit 99.1 - Earnings Release – First fiscal quarter ended December 25, 2011.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports earnings for first fiscal quarter

DAVENPORT, Iowa (Jan. 17, 2012) — Lee Enterprises, Incorporated (NYSE: LEE) reported today that for its first fiscal quarter ended December 25, 2011, earnings totaled 32 cents per diluted common share, compared with 42 cents a year ago. Excluding refinancing costs and other unusual matters, adjusted earnings per diluted common share(1) were 38 cents, compared with 32 cents a year ago.

Mary Junck, chairman and chief executive officer, said: “Advertising sales in the quarter continued largely in line with recent trends and reflected our expectations, given the still-uneven economy. Comparisons with a year ago should take into account that our December 2010 quarter was our strongest of the year, with revenue then down only 1.0% to prior. We continue to expect revenue trends to improve slowly in 2012, as we press forward with more digital and print initiatives. Meanwhile, we expect to complete our Chapter 11 refinancing process within a few weeks. Our refinancing agreements, along with our continued strong cash flow, will provide a solid financial footing as we continue reshaping Lee for future growth.”

FIRST QUARTER OPERATING RESULTS

Operating revenue for the quarter totaled $199.6 million, a decline of 3.9% compared with a year ago. Combined print and digital advertising revenue decreased 6.1% to $142.5 million, with retail advertising down 5.4%, classified down 9.7% and national up 1.4%. Combined print and digital classified employment revenue decreased 0.3%, while automotive decreased 4.1%, real estate decreased 17.9% and other classified decreased 15.2%. Digital advertising revenue on a stand-alone basis increased 10.4% to $16.2 million. Print revenue on a stand-alone basis decreased 7.9%.

Lee's websites and mobile and tablet products attracted 21.8 million unique visitors in the month of December 2011, an increase of 10.4% from a year ago. Mobile page views in December increased 179% to 28.3 million. Circulation revenue increased 2.7%.

Operating expenses, excluding depreciation, amortization and unusual matters, decreased 5.0%. Compensation declined 5.7%, with the average number of full-time equivalent employees down 7.2%. Newsprint and ink expense decreased 5.2%, a result of a reduction in newsprint volume of 5.9%. Other operating expenses decreased 4.1%. For the 2012 fiscal year, operating expenses, excluding depreciation, amortization and unusual matters are expected to decrease 1.5-2.5% from the 2011 level, in line with previous guidance.

Operating cash flow(2) decreased 1.1% from a year ago to $53.5 million. Operating cash flow margin(2) increased to 26.8% from 26.1% a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, the company recognized operating income of $39.2 million, compared with $49.2 million a year ago. A non-cash curtailment gain of $10.2 million in the prior year accounted for the change in operating income between years. Non-operating expenses, primarily interest expense and debt financing costs, decreased 6.8%, due to lower debt balances. Income attributable to Lee Enterprises, Incorporated for the quarter totaled $14.6 million, compared with $18.9 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

Unusual matters affecting year-over-year comparisons include debt financing costs in both years, reorganization costs in the current year and non-cash curtailment gains in the prior year quarter. The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

	13 Weeks Ended
	December 25 2011		December 26 2010
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	14,554	0.32	18,945	0.42
Adjustments:
Curtailment gain	—		(10,172)
Debt financing and reorganization costs	3,265		1,966
Other, net	318		313
	3,583		(7,893)
Income tax effect of adjustments, net, and unusual tax matters	(1,251)		3,229
	2,332	0.05	(4,664)	(0.10)
Income attributable to Lee Enterprises, Incorporated, as adjusted	16,886	0.38	14,281	0.32

DEBT AND FREE CASH FLOW(3)

Debt was reduced $10.6 million in the current year quarter. Free cash flow totaled $29.2 million for the quarter, compared with $41.1 million a year ago. Debt financing and reorganization costs totaling $10.1 million paid in the current year quarter adversely impacted free cash flow. Free cash flow in the 12 months ended December 2011 totaled $77.7 million, net of $21.4 million of debt financing and reorganization costs paid.

REFINANCING AND NYSE UPDATES

Carl Schmidt, vice president, chief financial officer and treasurer, said Lee's voluntary, prepackaged Chapter 11 case is on course for timely completion. He said a confirmation hearing has been scheduled for January 23, 2012, and that the Court will be asked to set January 30 as the date to make the agreements effective and conclude the company's Chapter 11 status. He said Lee has not drawn on the $40 million of court-approved interim financing and is not expected to do so. The $40 million facility will become a revolving credit upon conclusion of the refinancing.

Schmidt said Lee continues to be listed on the New York Stock Exchange, although the stock price currently remains below the minimum average closing price of $1 per share. “Lee's price cure period will extend through its annual meeting in March 2012 in order to receive shareholder approval to implement a reverse stock split, if necessary, as permitted under NYSE rules. In addition, Lee continues to operate under a planned cure period with respect to its minimum market capitalization that provides for a maximum cure date no later than February 2013, with continuing assessment by the NYSE throughout,” he said. An increase in the average closing price to $1 per share would return Lee to compliance with all quantitative listing requirements, absent a reverse stock split.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 48 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.3 million daily and 1.7 million Sunday, reaching nearly four million readers in print alone. Lee's websites and mobile and tablet products attracted 21.8 million unique visitors in December 2011. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are the outcome and impact on our business of any resulting proceedings under Chapter 11 of the Bankruptcy Code, our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, availability of credit, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

LEE ENTERPRISES, INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	13 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	December 25 2011	December 26 2010	Percent Change

Advertising revenue:
Retail	91,718	96,910	(5.4)
Classified:
Employment	8,617	8,646	(0.3)
Automotive	10,338	10,775	(4.1)
Real estate	5,504	6,700	(17.9)
All other	13,165	15,525	(15.2)
Total classified	37,624	41,646	(9.7)
National	10,444	10,299	1.4
Niche publications	2,715	2,911	(6.7)
Total advertising revenue	142,501	151,766	(6.1)
Circulation	46,697	45,478	2.7
Commercial printing	3,141	3,052	2.9
Digital services and other	7,222	7,372	(2.0)
Total operating revenue	199,561	207,668	(3.9)
Operating expenses:
Compensation	73,577	78,020	(5.7)
Newsprint and ink	14,861	15,674	(5.2)
Other operating expenses	57,243	59,669	(4.1)
Workforce adjustments	337	192	75.5
	146,018	153,555	(4.9)
Operating cash flow	53,543	54,113	(1.1)
Depreciation	6,235	6,523	(4.4)
Amortization	10,924	11,283	(3.2)
Curtailment gain	—	10,172	NM
Equity in earnings of associated companies	2,812	2,705	4.0
Operating income	39,196	49,184	(20.3)

CONSOLIDATED STATEMENTS OF INCOME, continued

	13 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	December 25 2011	December 26 2010	Percent Change

Non-operating income (expense):
Financial income	55	59	(6.8)
Financial expense	(12,752)	(13,437)	(5.1)
Debt financing costs	(2,024)	(1,966)	3.0
Other, net	—	(453)	NM
	(14,721)	(15,797)	(6.8)
Income before reorganization costs and income taxes	24,475	33,387	(26.7)
Reorganization costs	1,241	—	NM
Income before income taxes	23,234	33,387	(30.4)
Income tax expense	8,610	14,407	(40.2)
Net income	14,624	18,980	(23.0)
Net income attributable to non-controlling interests	(70)	(35)	NM
Income attributable to Lee Enterprises, Incorporated	14,554	18,945	(23.2)

Earnings per common share:
Basic	0.32	0.42	(23.8)
Diluted	0.32	0.42	(23.8)

Average common shares:
Basic	44,958	44,680
Diluted	44,958	44,680

FREE CASH FLOW

	13 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	December 25 2011	December 26 2010	December 25 2011

Operating income (loss)	39,196	49,184	(113,333)
Depreciation and amortization	17,339	18,109	71,656
Impairment of goodwill and other assets, including TNI Partners	—	—	217,039
Curtailment gains	—	(10,172)	(5,965)
Stock compensation	146	519	904
Cash interest expense	(15,326)	(13,574)	(54,393)
Debt financing and reorganization costs paid	(10,136)	(93)	(21,436)
Financial income	55	59	292
Cash income taxes paid	(132)	(1,795)	(8,799)
Non-controlling interests	(70)	(35)	(222)
Capital expenditures	(1,879)	(1,151)	(8,041)
Total	29,193	41,051	77,702

REVENUE BY REGION

	13 Weeks Ended
(Thousands of Dollars)	December 25 2011	December 26 2010	Percent Change

Midwest	122,043	125,929	(3.1)
Mountain West	37,436	39,044	(4.1)
West	21,267	23,798	(10.6)
East/Other	18,815	18,897	(0.4)
Total	199,561	207,668	(3.9)

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	December 25 2011	December 26 2010

Cash	31,428	17,007
Restricted cash and investments	—	5,123
Debt (Principal Amount)	983,615	1,051,940

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended
	December 25 2011	December 26 2010	Percent Change

Capital expenditures (Thousands of Dollars)	1,879	1,151	63.2
Newsprint volume (Tonnes)	21,458	22,801	(5.9)
Average full-time equivalent employees	5,657	6,099	(7.2)

NOTES

(1)
Adjusted net income and adjusted earnings per common share, which are defined as income attributable to Lee Enterprises, Incorporated, and earnings per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature, are non-GAAP (Generally Accepted Accounting Principles) financial measures. Reconciliations of adjusted net income and adjusted earnings per common share to income attributable to Lee Enterprises, Incorporated, and earnings per common share are included in tables accompanying this release.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(2)
Operating cash flow, which is defined as operating income before depreciation, amortization, impairment charges, curtailment gains, and equity in earnings of associated companies, and operating cash flow margin (operating cash flow divided by operating revenue) are non-GAAP financial measures. See (1) above. Reconciliations of operating cash flow to operating income, the most directly comparable GAAP measure, are included in a table accompanying this release.

(3)
Free cash flow, which is defined as operating income, plus depreciation and amortization, impairment charges, stock compensation, financial income and cash income tax benefit, minus curtailment gains, financial expense (exclusive of non-cash amortization and accretion), cash income taxes, capital expenditures and minority interest, is a non-GAAP financial measure. See (1) above. Reconciliations of free cash flow to operating income, the most directly comparable GAAP measure, are included in a table accompanying this release. Changes in working capital are excluded.

(4)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior period has been adjusted for comparative purposes, and the reclassifications have no impact on earnings.